Exhibit 23.1


                        Consent of Independent Auditors
                        -------------------------------

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Stock Purchase Savings Plan of Covance Inc. of our reports (a) dated January 18, 2002, with respect to the consolidated financial statements of Covance Inc. for the year ended December 31, 2001 included in its Annual Report (Form 10-K) for the year ended December 31, 2001 and (b) dated April 23, 2001, with respect to the financial statements and supplemental schedule of The Stock Purchase Savings Plan of Covance Inc. for the year ended December 31, 2000 included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

MetroPark, New Jersey
February 28, 2002